Exhibit 99.1

BriaCell Presents Positive Data Demonstrating Survival and Clinical Benefits in Advanced Metastatic Breast Cancer at the 2023 AACR

●	15 of 18 patients remain alive of those recruited since the study reopened in 2021.
●	Longer than expected patient survival data highlights tolerability and clinical effectiveness of BriaCell’s combination treatment.
●	The Bria-IMT™ combination regimen activated the immune system even in anergic patients with very weak immune systems.
●	Continued positive clinical data suggests more meaningful survival and clinical benefits in advanced metastatic breast cancer.

PHILADELPHIA and VANCOUVER, British Columbia, April 17, 2023— BriaCell Therapeutics Corp. (Nasdaq: BCTX, BCTXW) (TSX: BCT) (“BriaCell” or the “Company”), a clinical-stage biotechnology company specializing in targeted immunotherapies for cancer, is presenting positive clinical data from its lead product candidate, Bria-IMT™, summarized in four poster sessions during the 2023 American Association for Cancer Research (AACR) Annual Meeting held from April 14 – 19, 2023 at Orange County Convention Center, Orlando, Florida.

“Our data highlights the potential clinical value of the Bria-MT™ regimen in patients with advanced metastatic breast cancer after receiving multiple prior therapies,” said Carmen Calfa, M.D., of the Sylvester Comprehensive Cancer Center at the University of Miami, Associate Professor of Clinical Medicine, Principal Clinical Investigator, and co-author of the study of Bria-IMT™ in combination with PD-1 inhibitors pembrolizumab and retifanlimab. “These results are promising and the fact that patients have had a great quality of life thus far is remarkable. We are hopeful that this novel immunotherapy proves to be an effective therapy for our patients.”

“Our clinical findings continue to confirm our approach for our upcoming pivotal trial of Bria-IMT™ combination regimen,” commented Dr. William V. Williams, BriaCell’s President and CEO. “With over 40,000 annual deaths in the U.S. alone, advanced metastatic breast cancer remains an unmet medical need. Patients who have only months to live tend to avoid current therapies that are proven ineffective and are associated with excessive toxicities. BriaCell’s regimen has shown robust clinical efficacy, better than expected survival outcomes, and an excellent safety profile in this very difficult to treat patient cohort. We are seeing benefits in patients who failed other treatments and/or cannot tolerate the harsh side effects of other therapies.”

The posters are summarized below and linked here: https://briacell.com/scientific-publications/.

Poster 1 – Title: Whole cell antigen presenting immune stimulating cells (Bria-IMT™) for the treatment of metastatic breast cancer

Abstract Presentation Number: CT143

Strong Progression Free Survival and Clinical Benefit

Progression Free Survival (PFS) is the length of time during which a patient’s cancer does not get worse and is used as a key survival and efficacy measurement. PFS benefit was observed in BriaCell’s combination regimen (with PD-1 inhibitor pembrolizumab (n=11) or retifanlimab (n=20)), as measured by PFS difference from a patient’s previous therapy (prior to enrolment in BriaCell’s study). Most patients’ PFS values were similar or higher than those of their prior regimen, a positive finding that suggests better tolerability, clinical effectiveness, and survival time. Patients treated with Bria-IMT™ remained on treatment for a longer period of time than expected. BriaCell’s patient cohort would have typically experienced shorter time on therapy with each subsequent line of treatment, given their advanced cancer stage.

Survival Update:

Of 18 patients recruited since the study reopened in 2021, 15 remain alive. This compares extremely well with overall survival of 6.7-9.8 months in other similar studies.1

The data suggest a survival benefit in this group of difficult to treat patients who had failed multiple prior treatments and who had a typical life expectancy of 6 months or less.

Anergic vs. Non-Anergic Patients:

Cancer cells, which can actively weaken the immune system, thus avoid being detected by the patient’s immune system, allowing them to grow and spread. This is a particularly pronounced problem in anergic patients (those unable to develop an immune response) who have very weak immune systems. Delayed-type hypersensitivity (DTH) test was used to determine immune responses to Bria-IMT™ as a measure of immune system activation/boost in patients treated with BriaCell’s combination regimen.

15 out of 27 (56%) evaluable patients from BriaCell’s combination study were anergic (i.e. weak immune systems). Following the treatment with the Bria-IMT™ combination regimen, 70% of anergic patients and 89% of non-anergic patients showed immune system activation/boost.

The Bria-IMT™ regimen activated/boosted the immune system and produced clinical benefit in both non-anergic and anergic patients with more (i.e. double) clinical benefit in patients who developed an immune response to Bria-IMT™.

These observations are particularly meaningful for anergic patients with weakened immune systems who have failed to respond to multiple prior treatments.

Hormone Receptor Positive (HR+) Patients: Survival and clinical benefits were observed across multiple subtypes of advanced metastatic breast cancer patients, especially in patients with hormone receptor positive (HR+) cancer, a very large segment of the patient population. No immunotherapies have been shown to work in this group of patients. 8 out of 17 HR+ patients experienced progression-free survival benefits in the BriaCell combination study.

1 Kazmi 2020; Adams 2022, O’Shaughnessy 2022.

More positive data is expected as current patients continue to remain in our study, and new patients are being enrolled.

Poster 2 – Title: Engineering semi-allogeneic whole cancer vaccines with enhanced immunogenicity for the treatment of advanced solid tumors

Published Abstract Number: 685

BriaCell has developed Bria-OTS2.0 or Bria-APTC, the next generation (enhanced version) of Bria-OTS™, BriaCell’s off-the-shelf personalized immunotherapy for advanced metastatic breast cancer. It expresses other immune activating cytokine molecules in addition to its immune boosting granulocyte-macrophage colony-stimulating factor (GM-CSF). As expected, Bria-OTS2.0 was significantly more effective than Bria-OTS™ in activating naïve T-cells, potentially suggesting faster acting mechanisms of action and better potency. Bria-OTS2.0 may deliver significant clinical efficacy and survival benefits in advanced metastatic breast cancer for the following reasons:

Dual mechanisms of action to achieve strong immune response and clinical activity: The unique mechanism of action allows both direct activation of T-cells, and indirect activation (i.e., by producing immune activating factors) of the immune cells for a more potent and faster acting anti-tumor activity.

BriaCell continues to develop Bria-OTS2.0 to enhance the potency of the initial version of Bria-OTS™ which is planned to be used in its upcoming phase I/IIa clinical study. The pre-made design should allow fast and cost-effective treatment of patients within days following a simple, rapid, and inexpensive HLA typing saliva test.

The following two posters were presented in a collaboration led by a team from Creatv MicroTech, Inc., an oncology diagnostic company. Both posters show potential easy to conduct diagnostic tests to predict clinical benefit in patients with advanced metastatic breast cancer.

Poster 3 – Title: Tumor macrophage fusion cells detected in the circulation of metastatic breast cancer patients is prognostic for rapid progression and death

Published Abstract Number: 2310

Poster 4 – Title: Micronuclei in circulating stromal cells correlates with PD-L1 expression and predicts progression in metastatic breast cancer

Published Abstract Number: 304

About BriaCell Therapeutics Corp.

BriaCell is an immuno-oncology-focused biotechnology company developing targeted and effective approaches for the management of cancer. More information is available at https://briacell.com/.

Safe Harbor

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Examples of forward-looking statements in this news release include statements about: (i) BriaCell’s participation at the American Association for Cancer Research (AACR) 2023 Annual Meeting; (ii) the potential clinical value of Bria-IMT™ (iii) the clinical efficacy, survival rates and safety profile associated with BriaCell’s regimen; (iv) the potential content of posters presented at AACR with respect to refreshed survival outcome updates, new patient data related to tolerability, clinical effectiveness and survival time, among other things, and potential late-breaking discoveries; (v) the ability of Bria-OTS2.0 to be faster acting and have better potency than Bria-OTS™ (vi) the ability of Bria-OTS2.0 to deliver significant clinical efficacy and survival benefits; and (vii) the continued development of Bria-OTS2.0. Forward-looking statements are based on BriaCell’s current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully under the heading “Risks and Uncertainties” in the Company’s most recent Management’s Discussion and Analysis, under the heading “Risk Factors” in the Company’s most recent Annual Information Form, and under “Risks and Uncertainties” in the Company’s other filings with the Canadian securities regulatory authorities and the U.S. Securities and Exchange Commission, all of which are available under the Company’s profiles on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. Forward-looking statements contained in this announcement are made as of this date, and BriaCell Therapeutics Corp. undertakes no duty to update such information except as required under applicable law.

Neither the Toronto Stock Exchange nor its Regulation Services Provider (as that term is defined in the policies of the Toronto Stock Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information

Company Contact:

William V. Williams, MD

President & CEO

1-888-485-6340

info@briacell.com

Media Relations:

Jules Abraham

Director of Public Relations

CORE IR

917-885-7378

julesa@coreir.com

Investor Relations Contact:

CORE IR

investors@briacell.com